SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 8-K
                             CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


                             March 25, 1994
                             --------------
                             Date of Report


                            TRIBUNE COMPANY
                            ---------------
         (Exact name of registrant as specified in its charter)

                               Delaware
                               --------
             (State or other jurisdiction of incorporation)


        1-8572                           36-1880355
        ------                           ----------
(Commission File Number)     (IRS Employer Identification No.)


435 North Michigan Avenue, Chicago, Illinois             60611
- --------------------------------------------             -----
 (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (312) 222-9100

ITEM 5.   OTHER EVENTS
- ----------------------
    On March 23, 1994, Tribune Company announced that it agreed to sell 5.5 million shares of QUNO Corporation common stock at C$24.75 per share for gross proceeds of approximately C$136 million or US$100 million. The transaction is scheduled to close in mid-April. Wood Gundy Inc. leads the syndicate of underwriters that agreed to purchase the shares and will be offering the shares to the public. With this sale, Tribune will reduce its equity interest in QUNO's common shares from 59% to 34%. QUNO is one of Canada's major newsprint producers. The Company retains ownership of 7.5 million shares of QUNO's total 22 million shares outstanding. Tribune also holds a US$138.8 million subordinated debenture, convertible into 11.7 million voting common shares of QUNO.

    Tribune expects to record a gain on the transaction in the second quarter of 1994. The amount of the gain will depend in part on the Canadian dollar exchange rate at the date of closing, expected to occur in mid-April. Based on a Canadian dollar exchange rate of $.7343, the after-tax gain would be approximately $11-12 million, or $.17-.19 per share on a primary basis.

    On February 17, 1993, QUNO completed an initial public offering of 9 million shares of its common stock at a price to the public of C$15.00 per common share. At the conclusion of the offering, Tribune held 8.8 million, or 49%, of the voting common shares and 4.2 million non-voting common shares, for a combined total of 59% of QUNO's total 22 million outstanding common shares. As Tribune's voting interest was less than 50% after the initial public offering, Tribune used the equity method of accounting for its investment in QUNO beginning in 1993.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
         ------------------------------------------------------------------

(c)      Exhibits

          (i) Press Release issued by Tribune Company on March 23, 1994.

                            SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                       TRIBUNE COMPANY




                       By   R. Mark Mallory
                            ---------------
                            R. Mark Mallory, Vice President and
                            Controller


March 25, 1994

                          EXHIBIT INDEX



EXHIBIT NO.                     DESCRIPTION
- -----------                     -----------

(i)   Press Release issued by Tribune Company on March 23, 1994.

                                            Exhibit i
                           TRIBUNE


TRIBUNE WILL SELL 5 1/2 MILLION SHARES OF QUNO COMMON STOCK FOR C$136 MILLION
                    (APPROXIMATELY US$100 MILLION)

CHICAGO, Wed., Mar. 23, 1994 -- Tribune Company will further reduce its holdings in QUNO Corporation, one of Canada's major producers of newsprint, by agreeing today to sell 5 1/2 million shares of common stock at C$24.75 per share for gross proceeds of approximately C$136 million (US$100 million).
The transaction is scheduled to close in two to three weeks.

With this sale, Tribune will reduce its equity interest in QUNO from 59 percent to 34 percent and on a fully diluted basis from 73 percent to 57 percent.

In February 1993, QUNO Corporation, a former wholly owned subsidiary of Tribune, completed its initial public offering in Canada of 9 million common shares at C$15 per share. That offering represented 51 percent of the voting common equity shares and 27 percent of the equity of QUNO on a fully diluted basis.

As a result of the sale, Tribune will hold 7.5 million of the 22 million common shares outstanding. Tribune also holds a US$138.8 million subordinated debenture, convertible into 11.7 million voting common shares of QUNO.

QUNO operates two paper mills, one at Thorold, Ontario, and the other at Baie-Comeau, Quebec. QUNO's sales are to newspaper publishers and commercial printers primarily in the United States and Canada. QUNO also owns and operates a sawmill at Baie-Comeau and recycling operations in Toronto, and owns a 60 percent interest in a hydroelectric generating station at Baie-Comeau. QUNO employs approximately 2,500 people.

Wood Gundy Inc. leads the syndicate of underwriters that agreed to purchase the shares and will be offering the shares to the public.

Tribune is a leading information and entertainment company. Tribune publishes six daily newspapers, operates seven television and six radio stations, produces and syndicates information and programming, publishes books and information in print and digital formats, and has the ownership interest in QUNO.


MEDIA AND INVESTOR CONTACTS:
Tribune Company                              QUNO Corporation
Joseph A. Hays                               Garry W. Smith
Office:  312/222-3237                        Office: 905/641-4378